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                                                                    EXHIBIT 23.1






               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Credit Suisse First Boston (USA), Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-30928, 333-73405, 333-53499, 333-40925, 333-34149, 333-07657 and
333-80771) on Form S-3 of Credit Suisse First Boston (USA), Inc. (formerly known as Donaldson, Lufkin & Jenrette, Inc.) of our report dated November 1, 2000, relating to the consolidated statements of financial condition of Credit Suisse First Boston Corporation as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Current Report on Form 8-K dated November 6, 2000, of Credit Suisse First Boston (USA), Inc.


/s/ KPMG LLP

New York, New York
November 3, 2000